Exhibit 10.42

Cooperation Agreement with Fangchenggang City for Construction of New Material Industrial Park in Guangxi Province

COOPERATION AGREEMENT

Party A: The People’s Government of Fangchenggang City
Legal Representative:  Gongming Mo
Address: Administrative Center, Fangchenggang, GuangXi Province
Phone Number: 0770-2820303

Party B: Ningbo Keyuan Plastic Co., Ltd.,
Legal Representative: Chunfeng Tao
Address: Qingshi Industrial Zone, the Economy & Technology Development District, Ningbo City, Zhejiang Province
Phone Number: 0574-86232940

WHEREAS, in order to stimulate the progress of New Material Industrial Park Project in Guangxi Province between the People’s Government of Fangchenggang  (“Party A”) and Ningbo Keyuan Plastic Co., Ltd ( “Party B”) ,

NOW, THEREFORE, the parties hereby covenanted and agreed as follows:

1.	This Agreement is entered into in accordance with PRC Land Control Law, PRC Sea Area Law, PRC Contract Law and current national land policies.

2.
Party A is in full support of Party B for construction of Guangxi Keyuan New Material Industrial Park Project and related residential area. Party B shall incorporate a company in Fangchenggang City, Guangxi Province as soon as possible, with RMB 100 million of registered capital. Three major relevant preferential policies apply to Party B’s project. Party A shall report the project as a Key Project in Guangxi Province.

3.
The total investment amount for the project is RMB 12.8 billion with two phases of construction. The first phase will cost approximately RMB 7.8 billion, mainly focusing on construction of ABS (Acrylonitrile Butadiene Styrene) facility with 400,000-ton annual production capacity and other related auxiliary equipments. The first phase will last 24 months. The second phase will cost approximately RMB 5 billion and will commence in 12 months after completion of the first phase. The second phase is expected to complete in 18 months, mainly focusing on construction of a production line with annual production of 200,000-ton Acrylic and lipid.

4.	Party A will support Party B in construction of the New Material Industrial Park Project and residential area.

1)
Party B’s New Material Industrial Park Project is located in South bank of Yunyue River in Fangchenggang city. The first phase of the project is expected to cover an area of approximately 796, 666 square meters (1,195 mu) and the second phase approximately 333,333 square meters (500 mu). In order to assist Party B with the second phase construction, Party A shall reserve an area of 333,333 square meters adjacent to the area of first phase.

2)
The residential area for Party B’s senior employees is located in Xiwan Cuttlefish Port in Fangchenggang City, with an area of approximately 33,333 square meters. The residential area for Party B’s other employees is located in east bank of Fangcheng River, with an area of approximately 130,665 square meters.

5.	Party A agrees to make sure Party B’s requirement on 50,000 tons port for supporting production is satisfied.

6.
Party A will support Party B for constructing special railway line and freight stations; and Party B shall construct coal-fired boilers, emergency power station and related auxiliary facilities in accordance with national security standard and regulations.

7.	Operation Model

1)	Party B shall make unified layout, investment, project program, construction and management in accordance with the plan and construction instructions approved by Party A.

2)	According to the agreement between Party A and Party B, Party A shall be responsible for completing procedures related to land for the project, provided Party B provides all required paperwork.

3)
Party B must operate its project adhering to national environmental procedures and security requirements. The environmental project, security project and main project must be designed, constructed and putted into operation and use at the same time. The wastes must be subjected to the control of pollutant discharge in accordance to national standards.

4)	Party A shall complete the removal of surrounding structures and other arrangements three months before operation of Party B’s project.

8.	Land of the project

1)	Industrial Land

a.
Party A transfers the industrial land through auction, and Party B shall take part in public tender offering. After negotiation, Party A delegates Party B, at the price of 48 RMB per square meters, to be responsible for the preparation work (water, electricity, road and etc) on the land before the start of the project. Party B shall pay the 50% of the price to use the land in 15 days after signing Land Grant Contract, with the balance to be paid in three months (90 days). Party A will complete land use certificate 15 days after completing payment of the whole price and related tax. Party A shall pay 50% of the cost for preparation work on the land in 15 days after Party B’s first payment (while at the same time Party B shall submit application report). Party A shall pay the entire balance of cost for preparation work on the land in 15 days after Party B’s final payment. If Party B is unable to pay the price to use land in time, Party A has the right to charge late fees or terminate Land Grant Contract in accordance with appropriate rules. If Party A fails to pay the cost for preparation work on the land in time, Party B has the right to postpone payment to Party A.

b.
Party B shall submit payment for use right of sea area at 45 RMB per square meter in 15 days after Party A obtains approval for use right of sea area. After submitting the portions of payment for use right of sea area to the State and the Province, Party A shall reserve 15 RMB per square meters for Party B’s project construction. Party A shall pay this amount to Party B in 15 days after Party B’s final payment.

2)	Residential area land

a.
Party B shall take part in the auction of Party A’s listing sales for residential land for use of senior employees. Furthermore, Party A shall give proper award depending on the amount of local tax return Party B files.

b.
Party B shall take part in the auction of Party A’s listing sales for residential land for use of ordinary employees. Part A delegates Party B to be responsible for the preparation work on the land before construction at 150 RMB per square meters.

c.
Party B shall pay the 50% of the price to use the land in 30 days after signing Land Grant Contract, with the balance to be paid in three months (90 days). Party A will complete land use certificate 15 days after completing payment of the whole price and related tax. Party A shall pay 50% of the cost for preparation work on the land in 15 days after Party B’s first payment (while at the same time Party B shall submit application report). Party A shall pay the entire balance of cost for preparation work on the land in 15 days after Party B’s final payment.

d.
The project set forth above involves contract tax, farmland use tax and the forest vegetation recovery payments. Party B shall be responsible for those expenses and Party A shall provide tax preference treatment in accordance with appropriate provisions.

9.	Pre-Application deposit payment for Land

When this Agreement comes into effect, Party B shall carry out design, environmental evaluation, security evaluation and capacity evaluation immediately. Provided that various approvals have been obtained and the project is deemed legitimate, Party B shall pay pre-application deposit to Party A before land listing for land acquisition, compensation for removal and land use approval. If Party B obtains land for the project in the auction, the deposit set forth above shall be used as land transferring fees. If Party B fails to obtain the land, Party A shall return the deposit to Party B in one month.

10.	Party A’s right and obligation

1)
Assisting Party B in identifying project location, providing land plan, and transferring land to Party B after acquisition of land (sea area), in order to assist Party B with preparation on the land to start construction.

2)	Assisting Party B with incorporating a company in Fangchenggang.

3)	Being responsible for road construction, external electricity and water supply facilities for Party B’s construction and production, and ensuring the supply of double circuit electricity for Party B.

4)
Within 15 days after completing procedures of sea area use, Party A shall authorize Party B to take dredger fill. Party A shall authorize Party B to commence field smoothing within 3 months (90 days) of execution of this Agreement and completion of relevant procedures. The abovementioned timeline excludes the delay caused by Party B’s failure to complete relevant procedures.

5)	Assisting Party B with applying for construction planning permits and construction permits and etc.

6)	Assisting Party B with local and national examination and approval procedures.

7)	Providing good policy, economy, culture and society environment for Party B’s project.

11.	Party B’s rights and obligations

1)
Handling project application (file), preliminary inspection for right to use land (sea area), approval procedures of coastline use, environmental evaluation and security inspection; Assisting Party A with application procedures for land use certificate for sea-filling area and be responsible for all expenses.

2)
Providing data of basic facility demand plan and project layout plan for power, water, highway and railway volume and telecommunication in accordance with the development of the project, to assist Party A with related constructive work.

3)
 Party B shall carry out preparation work for construction in the area provided by Party A in phases, and commence construction in one month after obtaining the right to use land (or sea) for the first phase and completion of related examination and approval procedures.

4)	Operating in accordance with law, conducting safe and clean production and paying taxes.

5)	With the same condition, qualified local residents enjoy priority in employment.

12.
After signing this Agreement and completing auction and listing procedures, Party A shall enter into a Land Grant Contract with Party B, specifying the features, price and payment methods, date of delivery of the land.

13.
 If the Land Grant Contract has been signed and sea area use procedures have been completed, the parties shall perform in accordance with the terms of this Agreement. If the Land Grant Contract cannot be signed and sea area use procedures cannot be completed, or the price of land changes due to appropriate national law and policy adjustment, the price shall be negotiated by the parties.

14.	Both parties shall perform their obligations under this Agreement. If non-performance by one party results in loss to the other party, the breaching party shall be responsible for the compensation.

15.
Any controversy, claim or dispute arising out of or relating to this Agreement shall be resolved by negotiation first. If the dispute cannot be resolved through negotiation, such dispute shall be settled by arbitration in accordance with relevant PRC laws and local regulations.

16.	When matters not covered by this Agreement arise, the parties shall have separate negotiation.

17.	This Agreement is made in eight identical copies with each party holding four copies.

18.	This Agreement becomes effective upon execution. Place of execution: Fangchenggang City, Guangxi province.

Party A: The People’s Government of Fangchenggang City (Seal)
Legal Representative:  Gongming Mo

Party B: Ningbo Keyuan Plastic Co., Ltd. (Seal)
Legal Representative: Chunfeng Tao

Date: January 16, 2012